Exhibit 99.1

Vince Holding Corp. Reports Third Quarter 2018 Results

NEW YORK, New York – December 13, 2018 – Vince Holding Corp. (NYSE:VNCE), a leading global luxury apparel and accessories brand (“Vince” or the “Company”), today reported unaudited results for the third quarter of fiscal 2018 ended November 3, 2018.

Highlights for the third quarter ended November 3, 2018:

•	Net sales increased 5.6% to $83.5 million
•	Direct-to-Consumer sales increased 17.1%; comparable sales grew 14.1%
•	Gross margin rate increased 250 basis points to 48.9%
•	Operating income increased 68.9% to $9.0 million
•	Net income was $6.8 million or $0.57 per diluted share compared to net income $3.5 million or $0.41 per diluted share

Brendan Hoffman, Chief Executive Officer, commented, “Our third quarter results reflect continued strength across several areas of our business.  Operating income for the quarter increased by $3.7 million and for the year-to-date period, operating results improved by $13.9 million. For the third quarter, our retail segment delivered a 14.1% comp with continued momentum in our eCommerce business while in our wholesale segment, we saw continued strength in our department store doors with higher sell-through rates and further market share gains.  During the third quarter, we opened two stores in premier locations and we recently signed a lease for a store in midtown Manhattan across from Rockefeller Center.  Overall, with another quarter of great results under our belt, combined with our performance through the Black Friday weekend, we are raising the low end of our full year guidance and are more optimistic than ever about our ability to deliver profitable growth over the long term.”

For the third quarter ended November 3, 2018:

•

Net sales increased 5.6% to $83.5 million from $79.1 million in the third quarter of fiscal 2017.  Wholesale segment sales were flat at $53.0 million, as shipment declines related to the exit of certain wholesale partners were offset by lower sales allowances than in the same prior year period.  Direct-to-consumer segment sales increased 17.1% to $30.5 million compared to the third quarter of fiscal 2017. Comparable sales increased 14.1%, including e-commerce sales, due primarily to an increase in transactions partially offset by a lower average unit retail related to product mix.

•

Gross profit increased 11.3% to $40.8 million, or 48.9% of net sales, compared to gross profit of $36.7 million, or 46.4% of net sales, in the third quarter of fiscal 2017. The 250 basis point increase in gross margin rate in the third quarter of fiscal 2018 was due to a decrease in the rate of sales allowances in the wholesale segment, non-recurring costs incurred in the third quarter of fiscal 2017 related to the exit of certain wholesale partners and lower product and supply chain costs. This was partially offset by an unfavorable impact from year-over-year adjustments to inventory reserves.

•	Selling, general, and administrative expenses were $31.9 million, or 38.2% of sales compared to $31.4 million, or 39.7% of sales, in the third quarter of fiscal 2017.

•	Operating income increased by 68.9% to $9.0 million, or 10.7% of net sales compared to operating income of $5.3 million, or 6.7% of net sales for the third quarter of fiscal 2017.

•	Net income was $6.8 million, or $0.57 per diluted share compared to $3.5 million, or $0.41 per diluted share for the third quarter of fiscal 2017.

•	The Company ended the quarter with 59 company-operated stores representing a net increase of four stores since the third quarter of last year.

Balance Sheet

The Company ended the third quarter of fiscal 2018 with $1.0 million in cash and cash equivalents and $63.0 million of borrowings under its debt agreements.  On August 21, 2018, the Company refinanced the 2013 Revolving Credit Facility and the 2013 Term Loan Facility by entering into the 2018 Revolving Credit Facility and 2018 Term Loan Facility. All outstanding amounts under the previous credit facilities totaling $69.8 million including interest were repaid in full.

The Company decreased overall borrowings under its debt agreements since the same period last year by $5.1 million, primarily due to $8.5 million of net repayments to the term loan facilities, partially offset by an increase in net borrowings under the revolving credit facilities to fund working capital needs.

Net inventory at the end of the third quarter of fiscal 2018 was $61.5 million compared to $51.4 million at the end of the third quarter of fiscal 2017. The increase in inventory was primarily due to the planned product returns in the first half of the fiscal year from exited wholesale partners and the growth of the replenishment program.

Capital expenditures for the third quarter of fiscal 2018 totaled $1.3 million.

Fiscal 2018 Outlook

For fiscal 2018 the Company now expects:

•	Net sales to be between $277 million and $280 million. This compares to net sales of $272.6 million in fiscal 2017.

•	Operating income to be between $5 million and $7 million, excluding any potential non-cash asset impairment charges. This compares to reported operating loss of $18.3 million in fiscal

2017, which included a $5.1 million non-cash asset impairment charge related to property and equipment of certain retail stores.

2018 Third Quarter Earnings Conference Call

A conference call to discuss the third quarter results will be held today, December 13, 2018, at 8:30 a.m. ET, hosted by Vince Holding Corp. Chief Executive Officer, Brendan Hoffman, and Executive Vice President and Chief Financial Officer, David Stefko. During the conference call, the Company may make comments concerning business and financial developments, trends and other business or financial matters. The Company's comments, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (833) 235-5655, conference ID 3394516. Any interested party will also have the opportunity to access the call via the Internet at http://investors.vince.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 12 months after the date of the event. Recordings may be accessed at http://investors.vince.com/.

ABOUT VINCE

Established in 2002, Vince is a leading global luxury apparel and accessories brand best known for creating elevated yet understated pieces for every day. The collections are inspired by the brand’s California origins and embody a feeling of warm and effortless style. Vince designs uncomplicated yet refined pieces that approach dressing with a sense of ease. Known for its range of luxury products, Vince offers women’s and men’s ready-to-wear and footwear as well as capsule collections of handbags and home for a global lifestyle. Vince products are sold in prestige locations worldwide. As of December 13, 2018, the Company operated 45 full-price retail stores, 14 outlet stores and its e-commerce site, vince.com. The Company is headquartered in New York and operates a design studio in Los Angeles. Please visit www.vince.com for more information.

This press release is also available on the Vince Holding Corp. website (http://investors.vince.com/).

Forward-Looking Statements: This document, and any statements incorporated by reference herein, contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the statements under "Fiscal 2018 Outlook" and statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, margins, expenses and earnings and are indicated by words or phrases such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “estimate,” “plan,” “target,” “project,” “forecast,” “envision” and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the results or benefits anticipated. These forward-looking statements are not guarantees of actual results, and our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: our ability to continue having the liquidity necessary to service our debt, meet contractual payment obligations, and fund our operations; our ability to comply with the covenants under our credit facilities; our ability to successfully operate the newly implemented systems, processes and functions transitioned from Kellwood Company; our ability to remediate the identified material weaknesses in our internal control over financial reporting; further impairment of our goodwill and indefinite-lived intangible assets; our ability to realize the benefits of our strategic initiatives; the execution and management of our retail store growth plans; our ability to make lease payments when due; our ability to ensure the proper operation of the distribution facility by a third-party logistics provider; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection and customer service; our ability to anticipate and/or react to changes in customer demand and attract new customers, including in connection with making inventory commitments; our ability to manage excess inventory in a way that will promote the long-term health of the brand; changes in consumer confidence and spending; our ability to maintain projected profit margins; the execution and management of our international expansion, including our ability to promote our brand and merchandise outside the U.S. and find suitable partners in certain geographies; our ability to expand our product offerings into new product categories, including the ability to find suitable licensing partners; our ability to successfully implement our marketing initiatives; our ability to protect our trademarks in the U.S. and internationally; our ability to maintain the security of electronic and other confidential information; serious disruptions and catastrophic events; changes in global economies and credit and financial markets; competition; our ability to attract and retain key personnel; commodity, raw material and other cost increases; compliance with domestic and international laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings and the availability of insurance, indemnification and other third-party coverage of any losses suffered in connection therewith; effect of the U.S. federal income tax law reform; other tax matters; and other factors as set forth from time to time in our Securities and Exchange Commission filings, including those described under “Item 1A—Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available, except as required by law.

Investor Relations Contact:

ICR, Inc.
Jean Fontana, 646-277-1214
Jean.fontana@icrinc.com

Vince Holding Corp. and Subsidiaries	Exhibit (1)
Condensed Consolidated Statements of Operations
(Unaudited, amounts in thousands except percentages, share and per share data )

	Three Months Ended		Nine Months Ended
	November 3,	October 28,	November 3,	October 28,
	2018	2017	2018	2017
Net sales	$83,526	$79,067	$201,168	$197,934
Cost of products sold	42,709	42,400	107,096	110,120
Gross profit	40,817	36,667	94,072	87,814
as a % of net sales	48.9%	46.4%	46.8%	44.4%
Selling, general and administrative expenses	31,850	31,358	91,893	99,558
as a % of net sales	38.2%	39.7%	45.7%	50.3%
Income (loss) from operations	8,967	5,309	2,179	(11,744)
as a % of net sales	10.7%	6.7%	1.1%	(5.9)%
Interest expense, net	2,154	1,693	4,740	4,013
Other expense, net	78	113	87	116
Income (loss) before income taxes	6,735	3,503	(2,648)	(15,873)
Provision (benefit) for income taxes	(30)	(6)	46	42
Net income (loss)	$6,765	$3,509	$(2,694)	$(15,915)
Earnings (Loss) per share:
Basic earnings (loss) per share	$0.58	$0.41	$(0.23)	$(2.58)
Diluted earnings (loss) per share	$0.57	$0.41	$(0.23)	$(2.58)
Weighted average shares outstanding:
Basic	11,621,012	8,610,869	11,619,059	6,166,219
Diluted	11,847,606	8,611,308	11,619,059	6,166,219

Vince Holding Corp. and Subsidiaries	Exhibit (2)
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)
	November 3,	February 3,	October 28,
	2018	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$1,050	$5,372	$5,723
Trade receivables, net	32,323	20,760	31,278
Inventories, net	61,515	48,921	51,378
Prepaid expenses and other current assets	6,369	6,521	4,045
Total current assets	101,257	81,574	92,424
Property and equipment, net	28,158	31,608	38,799
Intangible assets, net	76,650	77,099	77,249
Goodwill	41,435	41,435	41,435
Deferred income taxes and other assets	3,422	2,818	2,816
Total assets	$250,922	$234,534	$252,723

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$27,053	$22,556	$15,717
Accrued salaries and employee benefits	6,514	6,715	5,045
Other accrued expenses	9,473	7,906	11,522
Current portion of long-term debt	2,750	8,000	9,000
Total current liabilities	45,790	45,177	41,284
Long-term debt	58,730	40,682	57,621
Deferred rent	15,111	15,633	15,927
Other liabilities	58,273	58,273	137,830
Stockholders' equity	73,018	74,769	61
Total liabilities and stockholders' equity	$250,922	$234,534	$252,723